Exhibit 5.1

October 30, 2015

NetScout Systems, Inc.

110 Littleton Road

Westford, MA 01886

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to NetScout Systems, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an additional 8,500,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), pursuant to the Company’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended and Bylaws, as currently in effect, the 2007 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2007 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega

500 BOYLSTON STREET, BOSTON, MA 02116 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM